Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

iGATE Corporation

Pittsburgh, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 333-162606 and Form S-8 (No. 333-20033, 333-71057 and 333-134689) of iGATE Corporation of our report dated March 17, 2008 except for Note 4 dated February 16, 2009 (February 22, 2010 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160 as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Milwaukee, Wisconsin

February 25, 2010